                                                                      EXHIBIT 16


October 11, 2000                               Andersen, Andersen & Strong, L.C.
                                               941 East 3300 South, Suite 202
                                               Salt Lake City, Utah 84106

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We were previously principal accountants for Penn-Akron Corporation and during April 2000 we reported on the financial statements of Penn-Akron Corporation for the period ended February 29, 2000 and since that date the Company engaged newly appointed auditors.

Our report on the financial statements for the period ended February 29, 2000 contained no adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles.

There was no disagreements, of the type described under Item 304(a)(1)(iv)(A) of Regulation S-B, during the period ended February 29, 2000 and the period through the termination of the client- auditor relationship.

Very truly yours,

/s/ ANDERSEN, ANDERSEN & STRONG, L.C.

ANDERSEN, ANDERSEN & STRONG, L.C.